CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-14 (“Registration Statement”) of our reports dated June 8, 2017 and August 14, 2017, relating to the financial statements and financial highlights of the Putnam Capital Opportunities Fund and Putnam Small Cap Growth Fund, respectively, which are incorporated by reference in such Registration Statement. We also consent to the references to us under the heading "Agreement and Plan of Reorganization" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 24, 2018